This document is a copy of the Form S-3 filed on paper on April 15, 1994.

                                              Registration No. 33-

          SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C.  20549
                     __________

                      FORM S-3
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     ----------
             STRATUS COMPUTER, INC.
(Exact name of registrant as specified in its charter)

      MASSACHUSETTS                              No. 04-2697554
(State or other jurisdiction of            (IRS Employer Identification No.)
incorporation or organization)

    55 Fairbanks Boulevard, Marlborough, Massachusetts 01752, 508-460-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     ----------

          ROBERT E. DONAHUE, VICE PRESIDENT, FINANCE
                   Stratus Computer, Inc.
                 55 Fairbanks Boulevard
            Marlborough, Massachusetts  01752
                    (508) 460-2000

   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ___________

                      Copies to:
                   CAMERON READ, ESQ.
                 Choate, Hall & Stewart
                    Exchange Place
                    53 State Street
               Boston, Massachusetts  02109
                     (617) 248-5000

    Approximate date of commencement of proposed sale to the public:
       From time to time or at one time after effective date of this
                          Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


       C A L C U L A T I O N   O F   R E G I S T R A T I O N   F E E
   _________________________________________________________________________________________________________________________

                                                                             Proposed Maximum

                                     Amount to be       Proposed Maximum       Aggregate
     Title of each Class of           Registered            Offering           Offering            Amount of
   Securities to be Registered         (shares)             Price(1)           Price(1)        Registration Fee
   _________________________________________________________________________________________________________________________

   Common Stock, $.01 par value         410,607               $25.56            $10,496,141         $3,619.36


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sales prices of Stratus Computer, Inc. Common Stock, par value $.01 per share, as reported on the New York Stock Exchange on April 12, 1994.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 effective on such date as the Commission, acting pursuant to said Section 8 may determine.






























PROSPECTUS

                               410,607 SHARES

                           STRATUS COMPUTER, INC.
                               COMMON SHARES
                              ________________

    The 410,607 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Stratus Computer, Inc. (the "Company") covered by this Prospectus (the "Shares") are being offered by certain holders of the Company's Common Stock (the "Selling Shareholders").

    The Selling Shareholders may sell the Shares from time to time in one or more transactions. The Shares may be sold on the New York Stock Exchange, the Boston Stock Exchange, the Midwest Stock Exchange, through registered brokers or dealers, or otherwise, at market prices then prevailing, or in negotiated transactions. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. For information regarding the Selling Shareholders and the plan of distribution of the Shares offered hereby, see "Selling Shareholders" and "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds".

    The Common Stock of the Company is listed on the New York Stock Exchange, the Boston Stock Exchange and the Midwest Stock Exchange under the symbol "SRA." On May __, 1994, the last reported sale price of Common Stock on the New York Stock Exchange was $XX per share.
                                    ________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   The date of this Prospectus is May __, 1994.

















                                  AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, with all amendments and exhibits thereto, referred to as the "Registration Statement" under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information with respect to the Company and the Shares offered hereby, referenced is made to the Registration Statement and the documents incorporated by reference therein. See "Incorporation of Documents by Reference" herein.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10007, and the Chicago Regional Office at 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange at 20 Broad Street, New York, New York 10005, where reports, proxy materials and other information concerning the Company can also be inspected.

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

1.  The Company's Annual Report on Form 10-K for the year ended January 2, 1994.

2. The description of the Company's Common Stock, which is incorporated by reference to the Company's reports on Form 8-A filed with the SEC on April 27, 1984 and December 6, 1990 (SEC File No. 0-12064), including all amendments and reports amending such description.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus, any Prospectus supplement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any Prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Robert E. Donahue, Vice President, Finance and Chief Financial Officer, Stratus Computer, Inc., 55 Fairbanks Boulevard, Marlborough, Massachusetts 01752. Telephone (508) 460-2000.

    Certain information contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements, contained in one or more documents incorporated or deemed to be incorporated by reference in this Prospectus; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                                        THE COMPANY

    The principal executive offices of the Company are located at 55 Fairbanks Boulevard, Marlborough, Massachusetts 01759 (Telephone:
(508) 460-2000).

                                      USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                                   SELLING SHAREHOLDERS

    Set forth below, with respect to each Selling Shareholder, is the number of shares of Common Stock owned on April 15, 1994, the number of shares offered pursuant to this Prospectus and the number of shares to be owned after completion of the offering (assuming the sale of all Shares offered hereunder).


                          Total No. of Shares                                     No. of Shares Owned
                             Owned on               No. of Shares to be           After Completion of the
Name                      April 15, 1994            Offered or Sold               Offering
____                      ________________          ___________________           _____________________


Kenneth P. Birman         258,327                   258,327                       0

Robert C. B. Cooper        85,840                    85,840                       0

Richard Moran              25,065                    25,065                       0

Keith Marzullo             33,856                    33,856                       0

Bradford B. Glade           7,519                     7,519                       0


    The shares were acquired by the Selling Shareholders on December 17, 1993 in connection with the acquisition by the Company of ISIS Distributed Systems, Inc. ("ISIS"). Messrs. Birman, Moran and Cooper are all employees of ISIS, a wholly-owned subsidiary of the Company.


                                   PLAN OF DISTRIBUTION

    Any or all of the Shares may be sold from time to time to purchasers directly by a Selling Shareholder. Alternatively, a Selling Shareholder may from time to time offer any or all of the Shares on the New York Stock Exchange, the Boston Stock Exchange, the Midwest Stock Exchange, through registered brokers or dealers pursuant to unsolicited orders or offers to buy, in independent negotiated transactions, or otherwise. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis.

    The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined
at the time of sale or at negotiated prices.   Such prices will be determined
by a Selling Shareholder or by agreement between a Selling Shareholder and his underwriters, dealers, brokers or agents.

    Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Shareholder and/or purchasers of Shares, for whom they may act. In addition, a Selling Shareholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions
under the Securities Act.   Those who act as underwriter, broker, dealer or
agent in connection with the sale of the Shares will be selected by a Selling Shareholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

    The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                          INTERESTS OF NAMED EXPERTS AND COUNSEL

    The legality of the Common Stock offered hereby is being passed upon for the Company by Choate, Hall & Stewart, Boston, Massachusetts. Richard N. Hoehn, a partner at Choate, Hall & Stewart, is the assistant clerk of the Company.
















          _______________________________


               No  dealer,  salesman   or
          any  other   person  has   been
          authorized    to    give    any
          information  or  to  make   any
          representations  not  contained
          in  this  Prospectus,  and,  if
          given     or     made,     such
          information or  representations
          must  not  be  relied  upon  as
          having been  authorized by  the
          Company   or    any   of    the
          Underwriters.  This  Prospectus
          does  not constitute  an  offer
          of  any securities  other  than
          those  to  which it  relates or
          an   offer   to  sell,   or   a
          solicitation  of  an  offer  to
          buy,  to  any  person  in   any
          jurisdiction   where  such   an
          offer or solicitation would  be
          unlawful.        Neither    the
          delivery  of  this   Prospectus
          nor any sale  hereunder  shall,
          under    any     circumstances,
          create  any  implication   that
          the    information    contained
          herein  is  correct as  of  any
          time    subsequent to  the date
          hereof.
                   _____________


                   410,607 Shares


               STRATUS COMPUTER, INC.


                   COMMON SHARES

                   _____________


                     PROSPECTUS
                    MAY __, 1994



          _______________________________









                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses payable by the registrant in connection with the distribution of the securities being registered hereunder. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

                Securities and Exchange Commission
                Registration Fee  . . . . . . . . . .  $  3,619.36
                 Legal Fees and Expenses  . . . . . .    12,500.00
                Accountants' Fees and Expenses  . . .     3,000.00
                       Total  . . . . . . . . . . . .   $19,119.36


Item 15.  Indemnification of Directors and Officers

    Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a bylaw adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such Section further provides, however, that no indemnification may be provided with respect to any matter as to which the officer or director is adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

    Article V, Section 2 of the Bylaws of the Company provides that every person who is, or has been, a director or officer of the Company is entitled to indemnification by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof.

     No indemnification is provided under the Bylaws to a director or officer with respect to any matter as to which he has been finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. Nor is indemnification provided to a director or officer in the event of a settlement involving a payment by the officer or director unless there has been a determination that such director or officer is entitled to indemnification under Article V, Section 2 of the Bylaws by one of the following: (i) the court or other body approving the settlement; (ii) vote of stockholders of the Company; (iii) vote of two-thirds of those directors of the Company who are not themselves involved in the claim, action, suit or proceeding, provided that a majority of the directors consists of members not so involved; or (iv) written opinion of independent counsel.

    The Company's Bylaws authorize the Company to obtain insurance to cover its indemnification obligations. The Company currently maintains director and officer liability insurance for the benefit of its directors and certain of its officers.

     Article 6 of the Articles of Organization of the Company, as amended, provides that, to the fullest extent permitted by the Massachusetts General Laws, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 16.  Exhibits

*    4.1  Article 4 of the Company's Articles of Organization, as amended.
**   4.2  Articles I, II, IV and VII of the Company's By-laws, as amended.
***  4.3  Rights Agreement dated December 4, 1990.
CE   5.1  Opinion of Choate, Hall & Stewart as to validity of shares being registered and Consent.
CE   24.1 Consent of Ernst & Young.
CE   24.2 Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
CE   25.1 Power of Attorney (part of Signature Page).
_________________________
* Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed with the SEC on August 23, 1993, Registration No. 33-67758.

**   Incorporated by reference to Exhibit 3.2(b) to the Company's Report on
Form l0-K filed with the SEC on April 6, 1992.

*** Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the SEC on December 26, 1990.

CE - Indicates electronic confirming copy of exhibits filed herewith.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Marlborough, Commonwealth of Massachusetts, on April 14, 1994.

                                    STRATUS COMPUTER, INC.
                                    By:   Robert E. Donahue, Vice President,
                                          Finance and Chief Financial Officer


                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William E. Foster, Robert E. Donahue and Frederick S. Prifty, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on April 14, 1994, by the following persons in the capacities indicated.

Name                                Capacity

William E. Foster                   Chief Executive Officer
                                    (Principal Executive Officer) and Director


Gary E. Haroian                     President and Chief Operating Officer
                                    (Principal Executive Officer) and Director

Robert E. Donahue                   Vice President, Finance and Chief Financial
                                    Officer (Principal Financial and
                                    Accounting Officer)

Alexander V. d'Arbeloff             Director

Paul J. Ferri                       Director

Gardner C. Hendrie                  Director

Robert M. Morrill                   Director


                                     Index to Exhibits

Exhibit Number

 *   4.1    Article 4 of the Company's Articles of Organization, as amended.
 **  4.2    Articles I, II, IV and VII of the Company's By-laws, as amended.
***  4.3    Rights Agreement dated December 4, 1990.
CE   5.1    Opinion of Choate, Hall & Stewart as to validity of shares being registered.
CE   24.1   Consent of Ernst & Young .
CE   24.2   Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
CE   25.1   Power of Attorney (part of Signature Page).
___________________

* Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed with the SEC on August 23, 1993, Registration No. 33-67758.

** Incorporated by reference to Exhibit 3.2(b) to the Company's Report on Form l0-K filed with the SEC on April 6, 1992.

*** Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the SEC on December 26, 1990.

CE - Indicates electronic confirming copy of exhibits filed herewith.